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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Stamps.com Media Contacts:                      Stamps.com Investor Contacts:
--------------------------                      -----------------------------
Seth Oster                                      Ken McBride
Vice President, Corporate Communications        Acting Chief Financial Officer
(310) 581-7542                                  (310) 581-7552
pr@stamps.com                                   ir@stamps.com

Heather Meeker
Asst. Manager, Corporate Communications
(310) 581-7548
pr@stamps.com

                        STAMPS.COM APPOINTS INTERIM CEO

SANTA MONICA, Calif. - October 31, 2000 - Stamps.com(TM) (Nasdaq: STMP), the leading provider of Internet mailing and shipping services, today announced that it has selected Bruce Coleman as interim chief executive officer. The announcement was made prior to the release of the company's third quarter 2000 financial results, scheduled for later today, October 31, at 5 p.m. EST.

"Bruce Coleman has a proven record at successfully leading companies through transformations and putting them on the right path toward growth and profitability," said Stamps.com Chairman Marvin Runyon. "With strong financial resources and a growing customer base, Stamps.com is well-prepared to meet its business objectives. We believe Bruce is the right leader to take us forward."

"My immediate goals are to help Stamps.com regain its focus and to put together the right senior team for the future," said Coleman. "This company has enormous potential to continue to lead the Internet postage market, grow its shipping business, and take advantage of its sound financial standing to provide shareholder value. We have a skilled executive team and a solid long-term business model. I'm excited by this opportunity and the challenge of leveraging the company's significant strengths in the marketplace."

Coleman has extensive experience running both publicly and privately held companies. He was CEO of Boole & Babbage, Inc., Information Sciences, Inc. and Walker Interactive Products. He has also taken on a number of interim CEO assignments, including Computer Network Technology, Websense and Rogue Wave. Coleman is currently a director of Websense, Printronix and Infantelligence. He received his MBA from Harvard University and his bachelor's degree in economics from Trinity College.

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Interim CEO Appointed
Page 2-2-2


Coleman was appointed interim CEO by the Stamps.com Board of Directors following the resignation of former CEO John Payne on October 12.

The company's earnings conference call today will be broadcast live at www.stamps.com. For those unable to listen in at the designated time, an
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archived Webcast of the conference call will be available approximately one hour following the live call and will remain on the site until December 1, 2000.

About Stamps.com

Stamps.com(TM) provides the easiest, smartest way to mail or ship letters, packages or parcels anywhere, anytime. Stamps.com focuses on providing valuable e-services allowing small businesses, large corporations and e-commerce companies to control costs and efficiently manage their mailing, shipping and returns operations. Its business is anchored in key relationships with the U.S. Postal Service and United Parcel Service (UPS) and other carriers, including FedEx, Airborne Express, DHL and Yellow Freight. Stamps.com's subsidiary, EncrypTix, Inc., leverages its highly secure, patented technologies enabling companies to provide value-bearing documents like tickets, coupons and certificates over the Internet to consumers. Stamps.com International will extend the company's reach into markets outside the U.S. Visit www.stamps.com
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for more information.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its annual report on Form 10-K/A for the fiscal year ended December 31, 1999, its quarterly report on Form10-Q for the fiscal quarter ended June 30, 2000, and its Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, iShip, iReturn and the Stamps.com, iShip and iReturn logos are trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.